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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ x] Form 3 Holdings Reported

[ x] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

Novartis Inc.
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   (Last)               (First)                 (Middle)

Schwarzwaldallee 215
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                                    (Street)

CH-4002 Basel, Switzerland
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Chiron Corporation/CHIR

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

1995, 1996
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                             5.             6.
                                                             4.                              Amount of      Owner-
                                                             Security Acquired (A) or        Securities     ship
                                                             Disposed of (D)                 Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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

Common Stock                                     3*                                           5,121,460        I      Through
                                                                                                                      Novartis
                                                                                                                      Pharma Inc.
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Common Stock                                     3*                                          47,441,868        I      Through
                                                                                                                      Novartis
                                                                                                                      Biotech
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Common Stock                      1/4/95         P/4             26,400,000    A       **    26,400,000        I      Through
                                                                                                                      Novartis
                                                                                                                      Biotech
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Common Stock                      5/3/95        P/4                     960    A      $29.25        960        I      Through
                                                                                                                      Novartis
                                                                                                                      Biotech
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Common Stock                      6/2/95        L/4                      24    A      $29.25         24        I      Through
                                                                                                                      Novartis
                                                                                                                      Biotech
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/9/95       J/4                   7,456    A       ***        7,456        I      Through
                                                                                                                      Novartis
                                                                                                                      Corporation
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.       10.
                                                                                                          Number   Owner-
                                                                                                          of       ship
                    2.                                                                                    Deriv-   of
                    Conver-                    5.                              7.                         ative    Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-   ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities    Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-    ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned    (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End   In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of       direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year     (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.  (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)       4)      4)
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

7-1/4% Convertible
Subordinated Deben-                                                            Common
tures due 2015      $47               3*                     Anytime  7/1/2015 Stock     348,028        $10,069,000   D
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Explanation of Responses:

*    Novartis Inc., the successor by consolidation to Ciba-Geigy Limited and Sandoz Ltd., became the beneficial owner of in excess of 10% of the outstanding common shares of Chiron Corporation ("Chiron") through a public tender offer by its indirect wholly owned subsidiary, Novartis Biotech Partnership, Inc. (formerly Ciba Biotech Partnership, Inc.), that expired on January 3, 1995.
 Novartis Inc. owned 5,121,460 shares of common stock and $10,069,000 of 7-1/4% Convertible Subordinated Debentures as of such date.
**   Acquired in exchange for all the outstanding capital stock of Ciba Corning Diagnostics Corp. and Ciba-Geigy Biocine Corpora-
 tion, 50% of the equity in JV Vax, B.V. and all right, title and interest of Novartis Inc. in any intangible assets held for the benefit of such entities by Novartis Inc. and its subsidiaries.
***  Securities received as a distribution from Accel IV L.P.
All information reflects a 4-for-1 stock split.


/s/ Urs Barlocher
/a/ Martin Henrich                                       January 17, 1997
---------------------------------------------          -----------------------
      **Signature of Reporting Person                           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays
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